(WPS Resources Corporation Letterhead)

For immediate release: October 24, 2003	For more information, contact: Joseph P. O'Leary Senior Vice President and Chief Financial Officer (920) 433-1463

WPS Resources Agrees to Sell Sunbury Generating Station

Green Bay, WI - Officials of WPS Resources Corporation (NYSE: WPS) today reported the company has signed a definitive agreement to sell its Sunbury Generating Station, to Duquesne Power, L.P., a subsidiary of Duquesne Light Holdings (NYSE: DQE).

Based upon the terms of the asset sales agreement, the sale price is anticipated to be approximately $120 million for the plant, inventory, and related equipment. When originally purchased by WPS Resources, the Sunbury Generating Station was financed with equity from WPS Resources and financing from a group of banks, which included non-recourse debt and a related interest rate swap. Upon the closing of the sale and settlement of financing arrangements, WPS Resources anticipates an estimated after tax loss of about $3.7 million if there is no change from current interest rates relevant to the interest rate swap.

The Sunbury station consists of six boilers supplying steam for four turbine generators with a total coal-fired generating capacity of 402 megawatts. In addition, the station includes two oil-fired combustion turbine generators and two diesel generators with operating capacities of 42 megawatts and 5.5 megawatts, respectively. The facility, which is located on 216 acres of land near the town of Shamokin Dam, in Snyder County, Pennsylvania, provides power into the PJM interconnection regional transmission organization.

Duquesne intends to utilize the facility as part of Duquesne Light Company's post-2004 Provider of Last Resort (POLR) plan, which it expects to file with the Pennsylvania Public Utility Commission in November. As POLR provider, Duquesne Light supplies electricity to customers who have not selected an alternative generation source. This acquisition is expected to close in the summer of 2004, after approval by the Pennsylvania Public Utility Commission of Duquesne Light Company's POLR plan and other typical regulatory approvals.

The sale of Sunbury fits well into the balanced portfolio and asset management strategy of WPS Resources. Included in the strategy is the desire to reduce uncontracted merchant exposure. WPS Resources continues to believe that synergies are best realized in markets where one can secure load and physical assets to reduce exposure, the situation that will exist for Sunbury when operated by Duquesne.

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WPS Resources Agrees to Sell Sunbury

October 24, 2003

"We're very pleased with this transaction, which will enable us to redeploy capital into markets that are more in line with our strategic focus, that is to say markets in which we have a retail or wholesale presence and physical assets," said Larry Weyers, Chairman, President, and CEO of WPS Resources. "The agreement with Duquesne allows us to better manage risk and will result in benefits to stakeholders of both companies."

WPS Resources was advised by Navigant Consulting.

WPS Resources Corporation, based in Green Bay, Wisconsin, is a holding company with both regulated and nonregulated energy-related subsidiaries. Its wholly owned regulated subsidiaries include Wisconsin Public Service Corporation, an electric and natural gas utility, and Upper Peninsula Power Company, an electric utility. Its wholly owned non-regulated subsidiaries include WPS Energy Services, Inc. and WPS Power Development, Inc.

Duquesne Light Holdings is an energy services holding company. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering technological innovation and superior customer service and reliability to more than half a million direct customers throughout southwestern Pennsylvania. Duquesne Light also includes several smaller affiliate companies that complement its core electric-utility operations.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as "anticipate," "expect," "intend" and other similar words. Forward-looking statements are beyond the ability of WPS Resources to control and, in many cases, WPS Resources cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Please see WPS Resources' periodic reports filed with the Securities and Exchange Commission (including its 10-K and 10-Qs) for a listing of certain factors that could cause actual results to differ materially from those contained in forward-looking statements.

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